Exhibit 99.1

Armored AutoGroup Inc. (“Armored AutoGroup” or the “Company”) today announced 2013 second quarter financial results.  The Company generated net sales of $80.1 million for the quarter ended June 30, 2013 compared to net sales of $82.7 million for the quarter ended June 30, 2012.  Net sales in the Company’s North American market decreased year-over-year by $4.2 million (6 percent) to $62.0 million for the quarter ended June 30, 2013 primarily due to colder and wetter weather conditions in the early part of 2013 compared to this period in 2012.  Net sales in the Company’s international markets increased 9%  to $18.1 million for the quarter ended June 30, 2013 primarily due to timing of sales to Middle Eastern distributors.  The Company reported a net loss of $5.3 million for the quarter ended June 30, 2013.  The Company generated Adjusted EBITDA of $16.3 million for the quarter ended June 30, 2013 compared to Adjusted EBITDA of $22.6 million for the comparable period in 2012.

Armored AutoGroup has provided a reconciliation of net earnings (loss) to EBITDA and Adjusted EBITDA in the accompanying EBITDA and Adjusted EBITDA Reconciliation. The Company presents this information because management uses it to monitor and evaluate the Company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures.

ABOUT ARMORED AUTOGROUP

Armored AutoGroup Inc., headquartered in Danbury, CT, is primarily comprised of the Armor All® and STP® brands. The current product line of Armor All protectants, wipes, tire and wheel care products, glass cleaners, air freshners, leather care products and washes is designed to clean, shine, refresh and protect interior and exterior automobile surfaces. The offering of STP oil and fuel additives, functional fluids and automotive appearance products has a broad customer base ranging from professional racers to car enthusiasts and ‘‘Do-it-Yourselfers’’. The Company has a diversified geographic footprint with direct operations in the United States, Canada, Australia, Mexico China and the U.K. and distributor relationships in approximately 50 countries.  For more information, please visit www.armorall.com and www.stp.com.

On November 5, 2010, affiliates of Avista Capital Holdings, L.P. (‘‘Avista’’) acquired certain equity interests, assets and liabilities of The Clorox Company’s (‘‘Clorox’’) Auto-Care Products Business, excluding the Prestone and YPF licensed brands, that operated through various Clorox wholly-owned or controlled legal entities throughout the world pursuant to the terms of a Purchase and Sale Agreement, dated September 21, 2010 (the ‘‘Acquisition’’). After completion of the Acquisition, the Company was renamed the’’Armored AutoGroup.” Armored AutoGroup Parent Inc. (‘‘AAG Parent’’ or ‘‘Parent’’) indirectly owns all of our issued and outstanding capital stock through its direct subsidiary and our direct parent, Armored AutoGroup Intermediate Inc.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The information herein may contain forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition.  Forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information.  These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Form 10-K Annual Report dated April 1, 2013.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:  our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; competition from other companies; the loss of significant customers or customer relations; our reliance on complex information systems; the cost of capital expenditures required for our businesses; levels of customers’ advertising and marketing spending, which may be impacted by economic factors and general market conditions; developments in technology and related changes in consumer behavior;  fluctuations in raw material prices; our substantial indebtedness and our ability to service our debt;  fluctuations in currency exchange rates; unfavorable political conditions in international markets and risks relating to concentrations in international operations; our reliance on a limited number of suppliers; the seasonality of our business ; the reliance of our businesses on limited production facilities; labor disturbances; environmental obligations and liabilities; an adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights and the impact of changes in applicable law and regulations.

We caution you that the foregoing list of important factors is not exclusive.  In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements may not in fact occur.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.  Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the Company’s historical consolidated financial statements.  The Company presents this information because management uses it to monitor and evaluate the Company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures.  The Company believes this information provides investors with an understanding of the Company’s operating performance over comparative periods.

Armored AutoGroup Inc.

BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash	$2,896	$4,206
Accounts receivable, net	76,935	69,602
Inventories	42,296	42,444
Other current assets	13,600	12,891
Total current assets	135,727	129,143

Property, plant and equipment, net	29,890	31,473
Goodwill	358,765	362,216
Intangible assets, net	330,678	352,905
Deferred financing costs and other assets, net	4,477	5,020
Total assets	$859,537	$880,757

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	16,391	13,158
Accrued expenses and other current liabilities	23,079	28,571
Due to Parent	745	795
Due to Clorox	3	137
Revolver	2,000	—
Current portion of long-term debt	177	279
Total current liabilities	42,395	42,940

Long-term debt	553,512	553,581
Other liability	2,500	2,500
Deferred income taxes	98,504	105,131
Total liabilities	696,911	704,152

Shareholder’s Equity:
Common stock	—	—
Additional paid-in capital	260,892	260,750
Accumulated deficit	(91,376)	(85,585)
Accumulated other comprehensive loss	(6,890)	1,440
Total shareholder’s equity	162,626	176,605
Total liabilities and shareholder’s equity	$859,537	$880,757

Armored AutoGroup Inc.

STATEMENTS OF RESULTS OF OPERATIONS

(In thousands)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Net sales	$80,075	$82,695	$154,488	$169,091
Cost of products sold	42,339	44,130	82,824	87,220

Gross profit	37,736	38,565	71,664	81,871

Operating expenses:
Selling and administrative expenses	9,745	10,960	19,348	24,107
Advertising costs	14,147	14,222	17,720	19,485
Research and development costs	575	524	1,213	1,039
Amortization of acquired intangible assets	9,176	9,176	18,351	18,351
Total operating expenses	33,643	34,882	56,632	62,982
Operating profit	4,093	3,683	15,032	18,889
Non-operating expenses
Interest expense	12,021	12,333	23,927	24,423
Other expense, net	403	262	515	43

Loss before benefit for income taxes	(8,331)	(8,912)	(9,410)	(5,577)
Benefit for income taxes	(3,045)	(4,809)	(3,618)	(2,580)
Net loss	$(5,286)	$(4,103)	$(5,792)	$(2,997)

Armored AutoGroup Inc.

STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(5,792)	$(2,997)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	23,775	23,213
Share-based compensation	142	131
Deferred income taxes	(6,752)	(7,027)
Other	—	—
Cash effect of changes in:
Accounts receivable, net	(7,333)	(36,359)
Inventories	148	(16,553)
Prepaid taxes	137	(1,821)
Other current assets	(782)	(2,082)
Book overdraft	—	(1,987)
Accounts payable and accrued liabilities	(2,259)	28,317
Due Clorox	(134)	9,820
Other	(1,066)	(77)
Net cash provided by operating activities	84	(7,422)

Cash flows from investing activities:
Capital expenditures	(1,750)	(5,162)
Net cash used in investing activities	(1,750)	(5,162)

Cash flows from financing activities:
Borrowings under revolver	23,000	33,001
Payments on revolver	(21,000)	(18,000)
Principle payments on term loan	(1,500)	(1,500)
Payment on advance from Parent	(50)	—
Net cash used in financing activities	450	13,501

Effect of exchange rate changes on cash	(94)	(172)
Net (decrease) increase in cash	(1,310)	745
Cash at beginning of period	4,206	4,935
Cash at end of period	$2,896	$5,680

Supplemental cash flow disclosures:
Cash paid for interest	$21,922	$22,365
Cash paid for income taxes	$3,105	$7,501

ARMORED AUTOGROUP INC.

EBITDA AND ADJUSTED EBITDA RECONCILIATION

	Six Months Ended
	June 30,	Jun 30,
	2013	2012

Adjusted EBITDA Reconciliation:
Net earnings (loss)	$(5,792)	$(2,997)
Interest expense	23,927	24,095
Provision (benefit) for income taxes	(3,618)	(2,580)
Depreciation and amortization expense	21,814	21,326
EBITDA	36,457	39,844
Share based compensation (1)	142	130
Loss from Unrestricted Subsidiary	314	—
Transition Services Agreement (2)	—	775
Total acquisition related charges (3)	963	7,861
Workforce retention and other transitional charges (4)	198	460
Sponsor monitoring fees (5)	531	601
Non-cash write-off of assets (6)	230	—
Enterprise Resource Planning implementation (7)	47	2,596
Adjusted EBITDA	$38,882	$52,267

EBITDA is defined as net earnings before interest expense (net), income taxes, depreciation and amortization including goodwill impairment, and is used by management to measure operating performance of the business. ‘‘Adjusted EBITDA’’ is calculated by adding to or subtracting from EBITDA items of expense and income as described below.  We also use EBITDA and Adjusted EBITDA as a measure to calculate certain incentive-based compensation and certain financial covenants related to our Credit Facility and as a factor in our tangible and intangible asset impairment test. EBITDA and Adjusted EBITDA are supplemental measures of our performance and our ability to service indebtedness that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net earnings or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of our liquidity. In addition, our measurements of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(1)                                 Non-cash compensation expenses include share-based compensation expense related to options granted under the Company’s 2010 Stock Option Plan.

(2)                                 In conjunction with the Acquisition agreement, the Company entered into a shared services agreement (“Transition Services Agreement” or “TSA”) with Clorox whereby Clorox provides certain services, equipment and office space to the Company. Reflects costs incurred under the Transition Services Agreement with Clorox.

(3)                                 Reflects an adjustment for acquisition-related charges, the incremental cost of transitioning to a stand-alone basis and proforma cost savings.

(4)                                 Reflects one-time retention charges and other one-time compensation costs.

(5)                                 Amounts related to a monitoring agreement with Avista Capital Holdings, L.P.

(6)                                 Reflects amounts for non-cash write-off of the Company’s tax indemnity.

(7)                                 Reflects one-time non-capitalizable costs related to the implementation of our new Enterprise Resource Planning software.